Exhibit 19.1

Community Financial System, Inc.

Policy Prohibiting Insider Trading

Purpose

This Policy Prohibiting Insider Trading (the “Policy”) provides guidelines with respect to transactions in the securities of Community Financial System, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company, as well as the securities of publicly traded companies with whom such company has a business relationship; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

Revision History; Periodic Review

This Policy supersedes all previous insider trading policies adopted by the Company. This Policy shall be reviewed periodically, but no less frequently than annually, by the Company’s General Counsel or designee to ensure that it continues to reflect the Company’s policies regarding insider trading and is compliant with applicable law. This Policy and any material revisions shall be approved by the Board as appropriate, but no less frequently than every three years.

Original Policy: 9/18/2002

Last Reviewed and Approved: 12/18/24

Executive Summary

The following points summarize the policy and procedures set forth in more detail in this Policy:

●	This Policy applies to all officers, directors and employees of the Company and its subsidiaries. It covers family members, other members of a person’s household and entities controlled by a person covered by this Policy.
●	Persons covered by this Policy may not buy or sell the stock of any public company, including the Company’s stock, as well as the securities of publicly traded companies with whom the Company has a business relationship, on the basis of material nonpublic information.
●	Certain persons selected by the Compliance Officer (as defined below) may not buy or sell the Company’s securities during any blackout periods, including but not limited to the quarterly blackout period which begins on the first day of a new fiscal quarter and ends on the second business day following release of the Company’s quarterly or annual financial results for the preceding period.

●	Individuals subject to Section 16’s filing requirements may not engage in transactions involving the Company’s stock without first pre-clearing the transaction with the Company’s Compliance Officer. A request for preclearance should be submitted at least two days prior to the proposed transaction.
●	The Compliance Officer will assist you in identifying any potential short swing profit violations.
●	The Company will assist you in filing Section 16 filings with the Securities and Exchange Commission (the “SEC”).

Persons Subject to the Policy

This Policy applies to all officers of the Company and its subsidiaries, all members of the Company’s Board and all employees of the Company and its subsidiaries. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

Transactions Subject to the Policy

This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.

In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about another company with which the Company does business (such as a client, customer, supplier, vendor, or competitor of the Company, or a company that is involved in a potential transaction or business relationship with the Company) may trade in that other company’s securities or tip the information to others until the information becomes public or is no longer material. Information that is not material to the Company may nevertheless be material to one of those other companies.

Administration of the Policy

Danielle McCann Cima, Senior Associate General Counsel of the Company, shall serve as the “Compliance Officer” for the purposes of this Policy, and in her absence, the General Counsel or another employee designated by the General Counsel.

Statement of Policy

It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

1.	Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”
2.	Recommend the purchase or sale of any Company Securities;
3.	Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4.	Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business (such as a client, customer, supplier, vendor or competitor of the Company, or a company that is involved in a potential transaction or business relationship with the Company), may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of material nonpublic information and to refrain from using such information in any securities transaction or from disclosing this information to others who may trade. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual. While the purpose of this Policy is to make individuals aware of their obligations, any action on the part of the Company to assist individuals in complying with their legal obligations, does not insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws.

Definition of Material Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that could be regarded as material are:

●	Earnings information, including projections of future earnings or losses, or other earnings guidance;
●	Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
●	A pending or proposed merger, acquisition or tender offer;
●	A pending or proposed acquisition or disposition of a significant asset;
●	A pending or proposed joint venture;
●	A Company restructuring;
●	Significant related party transactions;
●	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
●	Bank borrowings or other financing transactions out of the ordinary course;
●	The establishment of a repurchase program for Company Securities;
●	Major marketing or business plan changes;
●	Changes in key senior management positions;
●	A change in auditors or notification that the auditor’s reports may no longer be relied upon;
●	Pending or threatened significant litigation, or the resolution of such litigation;
●	Impending bankruptcy or the existence of severe liquidity problems;
●	A significant regulatory development;
●	A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or
●	The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated.

Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website.

By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day following the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

No Trading in Securities of Other Companies While Aware of Material Nonpublic Information Obtained Through Service to the Company

The Company may engage in business transactions with companies whose securities are publicly traded. No director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business (such as a client, customer, supplier, vendor or competitor of the Company, or a company that is involved in a potential transaction or business relationship with the Company), may trade in that company’s securities until the information becomes public or is no longer material. Information that is not material to the Company may nevertheless be material to one of those other companies.

Transactions by Family Members and Others

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the settlement of stock options with the Company to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the withholding of shares of stock by the Company to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including:

(a)an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund;
(b)an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund;
(c)an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and
(d)an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

It should be noted that sales of Company Securities from a 401(k) account are also subject to Rule 144, and therefore affiliates (as defined in Rule 144) should ensure that a Form 144 is filed when required.

Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company Securities purchased pursuant to the plan.

Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

Transactions Not Involving a Purchase or Sale

Bona fide gifts of Company Securities are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the officer, employee or director is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of the Company Securities occur during a blackout period. Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

Special and Prohibited Transactions

The Company has determined that certain types of transactions as described below present a heightened legal risk and/or the appearance of improper or inappropriate conduct.

Short-Term Trading. In accordance with the rules prohibiting short-swing trading profits (Section 16(b)) and the sale of controlled securities (Rule 144), directors and executive officers of the Company who purchase Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).

Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan unless written preapproval is obtained from the Compliance Officer. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Preclearance Procedures for Section 16 filers. The persons designated by the Compliance Officer as being subject to the Section 16 filing requirements, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining preclearance of the transaction from the Compliance Officer. A request for preclearance should be submitted in writing to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for preclearance, and may determine not to permit the transaction. Once preclearance is obtained, the transaction must be completed within the time period set forth in the request. If a person seeks preclearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. When a request for preclearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. As a reminder, certain “affiliates” (i.e., directors and key executive officers) are subject to SEC Rule 144 and may be required to file Form 144, if necessary, at the time of any sale. Generally, an affiliate must file a Form 144 with the SEC if the securities to be sold during a three-month period will exceed 5,000 shares or have an aggregate sale price in excess $50,000. Please check with your broker regarding Rule 144 filing requirements.

Quarterly “Blackout Periods.” The Board, the Company’s Senior Management Committee and other persons designated by the Compliance Officer as subject to this restriction, as well as their Family Members or Controlled Entities, may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning on the first day of a new fiscal quarter and ending on the second business day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on the third business day following the public release of the Company’s quarterly earnings and ending on the first day of a new fiscal quarter. Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a Blackout Period, but only if the Compliance Officer concludes that the person does not in fact possess material nonpublic information. Persons wishing to trade during a Blackout Period must contact the Compliance Officer for approval at least two business days in advance of any proposed transaction involving Company Securities.

Event-Specific Blackout Periods. From time to time, the Company may institute an event-specific Blackout Period for designated individuals. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company Securities. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific Blackout Period, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading Blackout Period.

Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for preclearance, the quarterly Blackout Periods and event-specific Blackout Periods do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

Stock Repurchase Transactions

The Company may elect to engage in stock repurchase transactions as authorized by the Board. The Company is prohibited from making any such repurchases during any quarterly or event specific Blackout Period instituted under this Policy.

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be preapproved by the Compliance Officer and meet the requirements of Rule 10b5-1.

In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information and such plan must include a certification that, at the time of adoption or any modification, the person (a) is not aware of material nonpublic information about the Company or its securities, and (b) is adopting the plan in good faith and not to evade the prohibitions of Rule 10b-5. The plan must include a cooling-off period for directors and Section 16 officers that must be the later of: (a) ninety (90) days following plan adoption (or modification); or (b) the earlier of two business days following the filing of the applicable periodic report for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified or one hundred-twenty (120) days after adoption of the Rule 10b5-1 Plan. Employees who are not directors or Section 16 officers must comply with a thirty (30) day cooling-off period. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. The Company reserves the right to revoke its consent to any Rule 10b5-1 Plan and, upon revocation, the Rule 10b5-1 Plan participant immediately shall cause all trading activity pursuant to the Rule 10b5-1 Plan to be suspended until further notice. The Company may exercise this right in its sole discretion, for any reason or for no reason. Amendments or modifications to any Rule 10b5-1 Plan, including changes to the amount, price or timing of the purchase or sale of securities under the plan, are subject to the same conditions above as apply to entry into a new Rule 10b5-1 Plan, including the applicable cooling-off period. All such amendments and modifications are subject to the preapproval process.

Although the Compliance Officer may facilitate the filing by the Rule 10b5-1 Plan participant of any required regulatory filings in connection with the Rule 10b5-1 Plan (including those under Section 16 of the Exchange Act), it is the responsibility of the participant to notify the Compliance Officer in advance of all trading activity under the Rule 10b5-1 Plan, and to ensure that all such filings are made in a complete and timely fashion.

Post-Termination Transactions

This Policy continues to apply to transactions even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities or securities of publicly traded companies with whom the Company has a business relationship until that information has become public or is no longer material.

Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Inadvertent Disclosure of Material Nonpublic Information

If material nonpublic information regarding the Company is inadvertently disclosed, no matter what the circumstances, by any employee, officer or director, the person making or discovering that disclosure should immediately report the facts to Company’s General Counsel.

Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer, who can be reached by telephone at (315) 445-3154 or by e-mail at Danielle.Cima@cbna.com.

Certification

Section 16 filers and other persons designated by the Compliance Officer must certify their understanding of, and intent to comply with, this Policy.

CERTIFICATION

I certify that I have read and understand my responsibility to comply with the Company’s Policy Prohibiting Insider Trading (the “Policy”). I also understand that the Compliance Officer is available to answer any questions I have regarding the Policy.

Print name:

Signature:

Date: